Exhibit 11.2

Rentokil Initial plc

Dealing Code

December 2024

Contents

Introduction	3
Part A – Clearance procedures	4
1. Clearance to Deal	4
2. Circumstances for refusal	5
3. Further guidance	5
Part B – Additional provisions for PDMRs	6
4. Notification of transactions	6
5. PCAs and investment managers	6
Schedule 1	8
Defined terms	8
Schedule 2	11
Clearance application template	11
Schedule 3	13
Notification template	13

Introduction

The purpose of this code is to ensure that the directors of Rentokil Initial plc (the ‘Company’), and certain employees of the Company and its subsidiaries, do not abuse, and do not place themselves under suspicion of abusing Inside Information or Material Non-Public Information and comply with their obligations under the Market Abuse Regulation and relevant US laws and regulations.

Part A of this code contains the Dealing clearance procedures which must be observed by the Company’s PDMRs and those employees who have been told that the clearance procedures apply to them. This means that there will be certain times when such persons cannot Deal in Company Securities.

Part B sets out certain additional obligations which only apply to PDMRs.

Failure by any person who is subject to this code to observe and comply with its requirements may result in disciplinary action. Depending on the circumstances, such non-compliance may also constitute a civil and/or criminal offence.

Schedule 1 sets out the meaning of capitalised words used in this code.

Part A – Clearance procedures

1.	Clearance to Deal
1.1	You must not Deal for yourself or for anyone else, directly or indirectly, in Company Securities without obtaining clearance from the Company in advance.
1.2	Applications for clearance to Deal must be made in writing and submitted to the Group General Counsel & Company Secretary using the form set out in Schedule 2.
1.3

You must not submit an application for clearance to Deal if you are in possession of Inside Information or Material Non-Public Information. If you become aware that you are or may be in possession of Inside Information or Material Non-Public Information after you submit an application, you must inform the Group General Counsel & Company Secretary as soon as possible and you must refrain from Dealing (even if you have been given clearance).

1.4

You will receive a written response to your application, normally within five business days. The Company will not normally give you reasons if you are refused permission to Deal. You must keep any refusal confidential and not discuss it with any other person.

1.5	If you are given clearance, you must Deal as soon as possible and in any event within two business days of receiving clearance.
1.6	Clearance to Deal may be given subject to conditions. Where this is the case, you must observe those conditions when Dealing.
1.7	You must not enter into, amend or cancel a Trading Plan or an Investment Programme under which Company Securities may be purchased or sold unless clearance has been given to do so.
1.8

Different clearance procedures will apply where Dealing is being carried out by the Company in relation to an employee share plan (e.g. if the Company is making an option grant or share award to you, or shares are receivable on vesting under a long-term incentive plan). You will be notified separately of any arrangements for clearance if this applies to you.

1.9

If you act as the trustee of a trust, you should speak to the Group General Counsel & Company Secretary about your obligations in respect of any Dealing in Company Securities carried out by the trustee(s) of that trust.

1.10	You should seek further guidance from the Group General Counsel & Company Secretary before transacting in:

a)	units or shares in a collective investment undertaking (e.g. a UCITS or an Alternative Investment Fund) which holds, or might hold, Company Securities; or
b)	financial instruments which provide exposure to a portfolio of assets which has, or may have, an exposure to Company Securities.

This is the case even if you do not intend to transact in Company Securities by making the relevant investment.

2.	Circumstances for refusal

You will not ordinarily be given clearance to Deal in Company Securities during any period when there exists any matter which constitutes Inside Information or Material Non-Public Information or during a Closed Period.

3.	Further guidance

If you are uncertain as to whether or not a particular transaction requires clearance, you must obtain guidance from the Group General Counsel & Company Secretary before carrying out that transaction.

Part B – Additional provisions for PDMRs

4.	Notification of transactions
4.1	You must notify the Company and the FCA in writing of every Notifiable Transaction in Company Securities conducted for your account as follows:
a)

Notifications to the Company must be made using the template in Schedule 3 and sent to the Group General Counsel & Company Secretary as soon as practicable and in any event within one business day of the transaction date. You should ensure that your investment managers (whether discretionary or not) notify you of any Notifiable Transactions conducted on your behalf promptly so as to allow you to notify the Company within this time frame.

b)

Notifications to the FCA must be made within three business days of the transaction date. A copy of the notification form is available on the FCA’s website. Unless you notify the Group General Counsel & Company Secretary otherwise, the Company will submit the form to the FCA on your behalf, although you will retain responsibility for ensuring that your obligations have been complied with.

4.2	If you are uncertain as to whether or not a particular transaction is a Notifiable Transaction, you must obtain guidance from the Group General Counsel & Company Secretary.
5.	PCAs and investment managers
5.1	You must provide the Company with a list of persons closely associated with you (your PCAs) and notify the Company of any changes that need to be made to that list.
5.2	You should ask your PCAs not to Deal (whether directly or through an investment manager) in Company Securities during Closed Periods.
5.3

Your PCAs are also required to notify the Company and the FCA in writing, within the time frames given in paragraph 4.1, of every Notifiable Transaction conducted for their account. You should inform your PCAs in writing of this requirement and keep a copy. A signed copy of the letter should also be returned to the Group General Counsel & Company Secretary; the Group General Counsel & Company Secretary will provide you with a letter that you can use to do this. Unless you or your PCAs notify the Group General Counsel & Company Secretary otherwise, the Company will submit the form to the FCA on their behalf, although your PCAs will retain responsibility for ensuring their obligations have been complied with.

5.4	You should ask your investment managers (whether or not discretionary) not to Deal in Company Securities on your behalf during Closed Periods.

Schedule 1

Defined terms

‘Closed Period’ means any of the following:

a)

the period from the end of the relevant financial year up to the release of the preliminary announcement of the Company’s annual results[1] (or, where no such announcement is released, up to the publication of the Company’s annual financial report) or, if longer, the period of 30 calendar days before such release (or publication);

b)	the period from the end of the relevant financial period up to the release of the Company’s half-yearly financial report or, if longer, the period of 30 calendar days before such release; and
c)	the period from the end of the relevant financial period up to the release of each of the Company’s first quarter trading update and third quarter trading update (if applicable).

‘Company Securities’ means any publicly traded or quoted shares or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or any derivatives or other financial instruments linked to any of them. This would include, amongst other things, stocks, shares, depositary receipts, options (including phantom options) and bonds.

‘Dealing’ (together with corresponding terms such as ‘Deal’ and ‘Deals’) means any type of transaction in Company Securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Company Securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a Trading Plan).

‘FCA’ means the UK Financial Conduct Authority.

‘Inside Information’ means any non-public information of a precise nature relating, directly or indirectly, to a business or financial position which, if it were made public, would be likely to have a significant effect on the price of a company’s securities.

‘Investment Programme’ means a share acquisition scheme relating only to the Company’s shares under which: a) shares are purchased by a Restricted Person pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary or director’s fees; or b) shares are acquired by a Restricted Person by way of a standing election to reinvest dividends or other distributions received; or c) shares are acquired as part payment of a Restricted Person’s remuneration or director’s fees.

‘Market Abuse Regulation’ means the assimilated EU law version of the EU Market Abuse Regulation (596/2014) which has applied in the UK since the end of the Brexit transition period.

1 The preliminary announcement must contain all inside information expected to be included in the annual financial report.

‘Material Non-Public Information’ means information about a company that has not been disclosed to the public and that would be important to a reasonable person in determining whether to buy, sell or hold the shares or other securities of the company to which the information relates. Even after disclosure of information has been made, it remains “non-public” until investors have been given a reasonable amount of time to analyse the information (generally at least one full trading day after it has been disclosed by a news release, SEC filing or publicly-accessible conference call).

‘Notifiable Transaction’ means any transaction relating to Company Securities conducted for the account of a PDMR or PCA, whether the transaction was conducted by the PDMR or PCA or on his or her behalf by a third party and regardless of whether or not the PDMR or PCA had control over the transaction. This captures every transaction which changes a PDMR’s or PCA’s holding of Company Securities, even if the transaction does not require clearance under this code. It also includes gifts of Company Securities, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes.

‘PCA’ means a person closely associated with a PDMR, being:

a)	a spouse, or a partner considered to be equivalent to a spouse in accordance with national law; or
b)	a dependent child in accordance with national law; or
c)	a relative who has shared the same household for at least one year on the date of the transaction concerned; or
d)

a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR (or by a person referred to in paragraphs a), b), or c) of this definition), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

‘PDMR’ means a person discharging managerial responsibilities in respect of the Company, being either:

a)	a director of the Company; or
b)	any other employee who has been told that they are a PDMR.

‘Restricted Person’ means:

a)	a PDMR; or
b)	any other person who has been told by the Company that the clearance procedures in Part A of this code apply to him or her.

‘Trading Plan’ means a written plan (including, for the avoidance of doubt, a Rule 10b5-1 trading plan) entered into by a Restricted Person and an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the Restricted Person, and:

a)	specifies the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
b)

gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or

c)	includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in.

Schedule 2

Clearance application template

Rentokil Initial plc (the ‘Company’)

Application for clearance to deal

If you wish to apply for clearance to deal under the Company’s dealing code, please complete sections 1 and 2 of the table below and submit this form (or provide the required information in the body of an email) to the Group General Counsel & Company Secretary (secretariat@rentokilinitial.com). By submitting this form, you will be deemed to have confirmed and agreed that:

(i)	the information included in this form is accurate and complete;
(ii)	you are not in possession of inside information or material non-public information relating to the Company or any Company Securities;
(iii)	if you are given clearance to deal and you still wish to deal, you will do so as soon as possible and in any event within two business days;
(iv)

if you become aware that you are in possession of inside information or material non-public information before you deal, you will inform the Group General Counsel & Company Secretary and refrain from dealing; and

(v)	if the application relates to the adoption or amendment of a Trading Plan or Investment Programme:
●	Subject to certain exceptions, trading may not commence thereunder until the expiry of the relevant “cooling off” period. For Restricted Persons other than Directors and members of the Executive Leadership Team this is 30 days from the date of adoption or amendment. For Directors and members of the Executive Leadership Team, this is the later of 90 days from adoption or amendment or 2 business days following the publication of the next annual or interim financial results or quarterly trading updates.
●	Subject to certain exceptions, no Restricted Person may have more than one Trading Plan or Investment Programme at any one time.
●	If you are a Director or member of the Executive Leadership Team, you certify that you are adopting the Trading Plan or Investment Programme in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the US Securities Exchange Act of 1934, as amended, or the Dealing Code.

1.	Applicant
a)	Name
b)	Contact details [Please include email address and telephone number.]
2.	Proposed dealing
a)	Description of the securities [e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Number of securities [If actual number is not known, provide a maximum amount (e.g. ‘up to 100 shares’ or ‘up to £1,000 of shares’.]
c)

Nature of the dealing [Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or amendment or cancellation of, an investment programme or trading plan).]

d)

Other details

[Please include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration; if you are applying for clearance to enter into, amend or cancel an investment programme or trading plan, please provide full details of the relevant programme or plan or attach a copy of its terms.]

Schedule 3

Notification template

Rentokil Initial plc (the ‘Company’)

Transaction notification

Please send your completed form (or the required information in the body of an email) to the Group General Counsel & Company Secretary (secretariat@rentokil-initial.com). If you require any assistance in completing this form, please contact the Group General Counsel & Company Secretary’s office.

1.	Details of PDMR / person closely associated with them (‘PCA’)
a)	Name [Include first name(s) and last name(s); if the PCA is a legal person, state its full name including legal form, if applicable, as provided for in the register where it is incorporated.]
b)	Position / status [For PDMRs, state job title e.g. CEO, CFO; for PCAs, state that the notification concerns a PCA and the name and position of the relevant PDMR.]
c)

Initial notification / amendment [Please indicate if this is an initial notification or an amendment to a prior notification; if an amendment, explain the previous error which this amendment has corrected.]

2.	Details of the transaction(s)
a)

Nature of the transaction

[Describe the transaction type, e.g. acquisition or disposal, and whether it is linked to the exercise of a share option programme; indicate if the transaction was conducted pursuant to an investment programme or a trading plan and provide the date on which the relevant investment programme or trading plan was entered into.]

b)

Price(s) and volume(s) [Indicate the price, including currency, and volume of the transaction, stating the metric for quantity; where more than one transaction of the same nature in the same financial instrument is executed on the same day and at the same place, the prices and volumes of these transactions should be separately identified; they should not aggregated or netted off.]

c)	Date of the transaction [State the date on which the transaction was executed.]
d)	Place of the transaction [State the trading venue where the transaction was executed or, if none, state “outside a trading venue”.]